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                                February 6, 1995

PERSONAL AND CONFIDENTIAL

Mr. Douglas Glader
MiLAN Technology Corporation
894 Ross Drive, #101
Sunnyvale, CA  94080

Dear Doug:

          This letter is written to confirm the terms of the promotion that we have discussed.

          You would have the title of Vice President of Operations Worldwide. As such, you would become an executive officer of Digi International Inc., with a direct line of responsibility to me as Chief Executive Officer.

          Your base pay would be an annual salary of $120,000. You would also be eligible for a cash bonus of up to 100% of your base salary, contingent upon Digi International Inc. meeting budgeted net sales and after-tax earnings targets. Beginning with fiscal 1996 your bonus would be dependent upon those factors as well as measured improvements in the Company's operations.

          In recognition of your increased responsibilities, you have been awarded a stock option for an additional 20,000 shares of Digi Common Stock, with an exercise price of $22 per share.

          If you were to be terminated without "cause" within one year of your relocation to the Twin Cities, you would be entitled to receive a severance payment of $120,000. If you were terminated without cause after one year following your relocation, you would be entitled to receive severance of $60,000. The definition of cause is attached as an appendix for your reference.

          Digi will reimburse you for all reasonable documented expenses relating to your relocation. Digi will also cover all reasonable documented expenses relating to trips that you and your wife take from California to the Twin Cities area for house hunting and other


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Mr. Douglas Glader
MiLAN Technology Corporation
February 6, 1995
Page 2



purposes related to your relocation. Digi will also cover the cost of temporary housing in both California and the Twin Cities as needed and as I approve.

          Relocation expenses to be borne by Digi would generally not include any costs, fees, losses or expenses associated with the sale or purchase of a residence, except that the Company will pay a mortgage subsidy of 2% for a two-year period on a mortgage for your residence in the Twin Cities area, with a mortgage loan amount up to $400,000.

          It is my hope that you can complete your relocation by July 1, 1995.

          If the terms outlined above are acceptable, please confirm by signing the enclosed copy below and returning it to me.

                              Very truly yours,

                                /s/ Ervin F. Kamm, Jr.

EFK:djt                       Ervin F. Kamm, Jr.
                              President and Chief Executive Officer



                              ACCEPTED:



                                   /s/ Douglas Glader
                              ----------------------------------------
                                   Douglas Glader


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                                    APPENDIX


                      Definition of Cause - Douglas Glader
                                February 6, 1995
                      ------------------------------------


          For purposes of Ervin F. Kamm's letter of February 6, 1995, "cause" shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence) or any misdemeanor involving moral turpitude, or (B) any crime or offense involving dishonesty with respect to Digi International Inc. or any of its subsidiaries (collectively, the "Company"); (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of your duties;
(iv) your failure to devote substantially all of your working time and efforts during normal business hours to the Company's business; (v) knowing engagement in conduct which is materially injurious to the Company; (vi) knowing failure, for your own benefit, to comply with the Company's policies concerning confidentiality; (vii) knowingly providing materially misleading information concerning the Company to the Company's Chief Executive Officer or Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company; or (viii) any other failure by you to substantially perform your material duties (excluding nonperformance resulting from your disability) which failure is not cured within thirty (30) days after written notice from the Chairman of the Board or the Chief Executive Officer of the Company specifying the act of nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such nonperformance.